UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 24, 2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road Irvine, CA 92614	92614
(Address of principal executive offices)	(Zip Code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Definitive Agreement to Acquire Schneider Power, Inc.

On November 24, 2009, Quantum Fuel Systems Technologies Worldwide Inc., a Delaware corporation (“Quantum”), 2224784 Ontario Inc., a corporation incorporated under the Ontario Business Corporations Act and a wholly-owned subsidiary of Quantum (“Acquisition Sub”) and Schneider Power Inc., a corporation incorporated under the Ontario Business Corporations Act (“Schneider”), entered into an Arrangement Agreement (“Arrangement Agreement”). Pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement and a Plan of Arrangement, Acquisition Sub will be amalgamated with and into Schneider at the effective time of the Arrangement (the “Effective Time”), with Schneider continuing as the surviving corporation and a wholly-owned subsidiary of Quantum (the “Arrangement”). The completion of the Arrangement is subject to various customary terms and conditions, including the approval by the holders of at least two-thirds of the common stock of Schneider and receipt of any necessary U.S., Canadian and other governmental approvals. The Boards of Directors of Quantum and Schneider have unanimously approved the Arrangement and the Arrangement Agreement.

Pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement, each share of Schneider common stock that is outstanding at the Effective Time will be exchanged for 0.236 of a share of Quantum common stock (the “Exchange Ratio”). Each Schneider compensatory stock option outstanding at the Effective Time will be cancelled. Each Schneider non-compensatory option and warrant outstanding at the Effective Time (“Schneider Warrant”) will be cancelled and exchanged for a warrant to purchase that number of shares of Quantum common stock equal to the product of (a) the Exchange Ratio and (b) the number of Schneider common shares subject to such Schneider Warrant (the “Replacement Warrant”). The exercise price for the Replacement Warrant shall be equal to (y) the U.S. dollar equivalent of the exercise price per Schneider Warrant (calculated using the noon spot rate of the Bank of Canada for the Canadian dollar against the US dollar on the Effective Date), divided by (z) the Exchange Ratio. All other terms and conditions to and manner of exercising a Replacement Warrant, including the expiration date and vesting schedule, will be the same as those that applied to the Schneider Warrant for which it replaces, except for any modifications that may be required in order for the issuance of the Replacement Warrants and the issuance of the common shares underlying such Replacement Warrants to comply with applicable US and state securities laws.

On November 24, 2009, there were approximately 70.3 million shares of Schneider common stock outstanding, 1.4 million Schneider common shares subject to in-the-money compensatory stock options, and 8.6 million Schneider common shares subject to outstanding Schneider Warrants. As a result, upon closing of the transaction, Quantum will issue approximately 16.8 million shares of its common stock (“Quantum Shares”) and will reserve an additional 2.0 million of its common shares for issuance upon exercise of the Replacement Warrants.

The Quantum Shares, the Replacement Warrants and the common shares issuable upon exercise of the Replacement Warrants will not be registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act, or any applicable state securities laws.

The Arrangement would be completed through a court-approved Plan of Arrangement under the Ontario Business Corporations Act. Holders of over 50% of Schneider’s outstanding common stock have entered into support agreements with Quantum pursuant to which they have agreed to vote their Schneider shares in favor of the Arrangement. Holders of over 50% of Schneider’s outstanding common stock have also agreed not to sell the Quantum shares they receive on closing for a period of at least 6 months following closing, expect in certain permitted circumstances.

In connection with the Arrangement Agreement, Quantum has agreed to loan (the “Loan”) Schneider up to One Million ($1,000,000) Dollars to be used by Schneider exclusively for the purposes of paying the application fee and providing application security under Ontario’s feed-in-tariff program. Advances under the Loan will accrue interest at 10.5% per year and the Loan must be repaid on or before November 23, 2010. Upon Closing, Quantum has also agreed to appoint an individual nominated by Schneider to fill the current vacancy on Quantum’s Board of Directors.

The foregoing description of the Arrangement and the Arrangement Agreement is not a complete description of the terms of the Arrangement and is qualified in its entirety by reference to the complete text of the Arrangement Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Quantum issued a press release on November 25, 2009, announcing the execution of the Arrangement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

WB QT Consent to Arrangement Agreement

In connection with the Arrangement Agreement, on November 24, 2009, Quantum and its secured lender, WB QT, LLC (“Lender”) entered into an agreement (“Consent Agreement”) pursuant to which the Lender agreed to give its consent to Quantum to enter into the Arrangement and waive any provisions under the Credit Agreement between Quantum and the Lender dated January 31, 2007, as amended (“Credit Agreement”), that would prohibit Quantum from entering into the Arrangement Agreement. In consideration for the Lender’s execution of the Consent Agreement, Quantum agreed to pay the Lender Three Million ($3,000,000) Dollars (“Consent Fee”). The Consent Fee was paid concurrent with execution of the Arrangement Agreement by Quantum’s delivery of a promissory note (“Consent Fee Promissory Note”). In the event the Arrangement Agreement is terminated for any reason whatsoever and the Arrangement is not completed, then the Consent Fee shall automatically be reduced to One Million Five Hundred Thousand ($1,500,000) Dollars.

The Consent Fee Promissory Note accrues interest at 0% per annum for the first full year and 6.0% per annum thereafter, and is due upon demand, provided that Lender cannot make demand until after July 1, 2010. Quantum may call all or part of the principal amount due at any time after January 16, 2012. The Consent Fee Promissory Note matures on January 16, 2015. The principal amount due under the Consent Fee Promissory Note is subject to upward adjustment based upon Quantum’s volume weighted average share price for the five (5) business days immediately preceding the date that a demand or call is made (“VWAP Price”). When demand for payment is made by Lender or called by Quantum, the actual amount required to be paid in satisfaction of the amount so demanded or called is equal to the greater of (a) the amount so demanded or called and (b) that amount determined by multiplying the principal amount so demanded or called by 0.8, with that product then multiplied by the lesser of (x) the VWAP Price and (y) $2.50. Quantum has the option to pay the amount due under the Consent Fee Promissory Note in cash or in shares of its common stock; provided, however, to pay using shares the VWAP Price must be at least $0.50. If Quantum elects to pay in stock, then the number of shares to be issued is equal to the actual amount required to be paid (determined in accordance with the above formula) divided by the VWAP Price. Based on the foregoing formula, the maximum amount that Quantum could be required to pay under the Consent Fee Promissory Note is $6 million (assuming that the 5 day VWAP is $2.50).

The Consent Agreement also provides that the expiration date of the put and call options set forth in the Amended and Restated $10 Million commitment letter (“Commitment letter”), dated August 3, 2009, shall be extended to March 31, 2011.

The foregoing description of the Consent Agreement and Consent Fee Promissory Note is qualified by reference to the complete terms of the Consent Agreement and Consent Fee Promissory Note, the forms of which are included herewith as Exhibits 10.1 and 10.2.

Amendment to Convertible Promissory Notes

On November 24, 2009, Quantum and Lender separately entered into amendments to each of the three convertible promissory notes (“Convertible Notes”), issued on August 3, 2009, to change the maturity date from August 31, 2010 to March 31, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are set forth in the disclosures under Item 1.01 and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures required by this Item 3.02 are set forth in the disclosures under Item 1.01 and are incorporated herein by reference.

The shares of Quantum common stock to be issued to the shareholders and warrant holders of Schneider and the Replacement Warrants to be issued to the warrantholders of Schneider in connection with the Plan of Arrangement are expected to be issued in reliance upon an exemption from registration provided by Section 3(a)(10) of the Securities Act for the issuance and exchange of securities approved after a public hearing upon the fairness and conditions of the exchange. Schneider intends to apply for an order from the Ontario Superior Court of Justice approving the Plan of Arrangement and in connection therewith, the court would be authorized to conduct a hearing to determine the fairness of the terms and conditions of the Plan of Arrangement to those to whom securities would be issued, including the proposed issuance of securities in exchange for other outstanding securities. The court will be advised before the hearing that Quantum will rely on the Section 3(a)(10) exemption based on the court’s approval of the Plan of Arrangement. The hearing will be open to everyone to whom securities would be issued in the Arrangement and adequate notice will be given to all those persons.

The Consent Fee Promissory Note, the Convertible Notes and the Commitment letter were issued to an accredited investor in transactions exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The transactions did not involve a public offering, were made without general solicitation or advertising, and there was no underwriter and no underwriting commissions or discounts.

Item 9.01	Financial Statements and Exhibits

The foregoing description of the amendment to the Convertible Notes is qualified by reference to the complete terms of the amendment, the form of which is included herewith an Exhibit 10.3.

(c) Exhibits

Exhibit	Description

2.1*	Arrangement Agreement, by and among Quantum Fuel Systems Technologies Worldwide, Inc., 2224784 Ontario Inc, and Schneider Power Inc., dated November 24, 2009.

10.1	Agreement and Consent dated November 24, 2009.

10.2	Consent Fee Promissory Note dated November 24, 2009.

10.3	Amendment to Convertible Notes dated November 24, 2009.

99.1	Press Release, dated November 25, 2009.

*	Schedules and similar attachments to the Arrangement Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Quantum will furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: November 27, 2009	By:	/S/ W. BRIAN OLSON
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

EX-2.1	Arrangement Agreement, by and among Quantum Fuel Systems Technologies Worldwide, Inc., 2224784 Ontario Inc, and Schneider Power Inc., dated November 24, 2009.

EX-10.1	Agreement and Consent dated November 24, 2009.

EX-10.2	Quantum Promissory Note dated November 24, 2009.

EX-10.3	Amendment to Convertible Notes dated November 24, 2009.

EX-99.1	Press Release dated November 25, 2009.